EXHIBIT 99.3

Press Release dated March 21, 2001, of Darden Restaurants, Inc.

                       DARDEN RESTAURANTS REPORTS FEBRUARY
                          SAME-RESTAURANT SALES RESULTS

ORLANDO, FL - Darden Restaurants, Inc. today reported same-restaurant sales for the four-week February fiscal month ended February 25, 2001. This period is the third month of Darden's fiscal 2001 third quarter.

Same-restaurant sales at Red Lobster were up 5% to 6% for the February fiscal month, driven by a 1% increase in guest counts, a 2% to 3% increase in pricing and a 2% increase in check average due to menu mix changes. Red Lobster's "Pound of Crab" promotion priced at $10.99 ran from January 15 through February 11, 2001. In fiscal February of last year, Red Lobster recorded a 2% to 3% same-restaurant sales increase.

Same-restaurant sales at Olive Garden were up 6% to 7% for the month. Olive Garden's same-restaurant sales growth for the month reflected a 3% increase in guest counts, a 2% to 3% increase in pricing and a 1% increase in check average due to menu mix changes. Olive Garden promoted "Chicken Scampi", priced at $8.95 from January 1 through February 4. "Soup, Salad, and Breadsticks," was promoted from February 5 through March 11. Olive Garden's "Seafood Alfredo" and "Chicken Alfredo" feature began February 19 and runs through April 1, 2001. In fiscal February of last year, Olive Garden had a 7% to 8% same-restaurant sales increase.

Darden Restaurants, Inc., in Orlando, FL, owns and operates Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones BBQ restaurants.

Forward-looking statements in this news release, if any, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changing economic or business conditions, the impact of competition, the availability of favorable credit and trade terms, the impact of changes in the cost or availability of food and real estate, government regulation, construction costs, weather conditions and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.


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